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EXHIBIT 99.1

[CPS logo]                                                          NEWS RELEASE
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                   CPS ANNOUNCES $310.4 MILLION SECURITIZATION

IRVINE, Calif. - April 11, 2008 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) ("CPS" or the "Company") announced that it closed a term securitization transaction yesterday, issuing $244.4 million of triple A notes backed by automotive receivables.

In the term transaction, qualified institutional buyers purchased $244,409,000 of notes backed by automotive receivables purchased by CPS. The notes, issued by CPS Auto Receivables Trust 2008-A, consist of four classes. The ratings of the notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.

         Note Class            Amount           Coupon       Average        Standard &     Moody's Rating
                                                               Life       Poor's Rating
      ------------------ ------------------- ------------- ------------- ----------------- ----------------
             A-1          $39.130 million      3.4695%      0.13 years         A-1+              P-1
             A-2          $95.059 million       4.95%       1.00 years         AAA               Aaa
             A-3          $88.220 million       6.48%       2.52 years         AAA               Aaa
             A-4          $22.000 million       7.13%       3.95 years         AAA               Aaa

The weighted average effective coupon on the notes is approximately 6.23%.

The 2008-A transaction has initial credit enhancement of 24.25% consisting of a cash deposit in the amount of 3.00% of the original receivable pool balance, plus subordinated interests of 21.25%. That enhancement level is to be supplemented by accelerated payment of principal on the notes to reach a combined level of 27.75% of the then-outstanding receivable pool balance.

 "We are pleased to have completed this transaction in a very difficult capital markets environment," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer of CPS. "This was the first subprime auto transaction completed since November of last year. We were able to complete it, in large part, due to our track record of strong and consistent credit performance."

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACTS

Consumer Portfolio Services, Inc.

Robert E. Riedl
949-753-6800

Erica Waldow
888-505-9200